Exhibit 10.9

October 22, 2006

Michael Cullen

Re:	Post Closing Employee Payment and Retention Agreement

Dear Michael:

As you know, Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a subsidiary of Parent, and MetaSolve Software (the “Company”) are entering into an Agreement and Plan of Merger (such Agreement and Plan of Merger, as amended, restated or supplemented from time to time, being referred to herein as the “Merger Agreement”) contemporaneously with the entry into this agreement (this “Retention Agreement”), pursuant to which, upon the satisfaction or waiver of the closing conditions described in the Merger Agreement, Marine Acquisition Corporation will merge with and into the Company, and the Company will become a subsidiary of Parent (the “Merger”). Parent and its subsidiaries and affiliates (such entities, including without limitation the Company after the consummation of the Merger, being collectively referred to herein as “Acquirer”) wish to offer you continued employment after the Closing. For purposes of clarification, all references in this Retention Agreement to employment by Acquirer following the consummation of the Merger include without limitation employment by the Company, in its capacity as a wholly owned subsidiary of Parent, or by Oracle USA Inc. (“Oracle”). We refer to such employment relationship as your “Employment Relationship.” Concurrently herewith, and as a condition to your eligibility for any payment under this Retention Agreement, you will execute and deliver to us an Oracle Employment Agreement, Proprietary Information Agreement, and remaining Oracle new hire documents, all in the form enclosed with your employment offer letter, dated October 22, 2006, which will apply to your employment with Oracle.

This Retention Agreement shall be effective as of the closing of the Merger (the “Closing”). If the Merger Agreement is terminated, this Retention Agreement shall be null and void and have no force or effect, and the parties to this Retention Agreement shall have no liability to each other whatsoever under this Retention Agreement. The terms and provisions of this Retention Agreement shall supersede and replace in all respects Paragraphs 2, 4, 5 and 7(C), (D) and (E) of that certain Employment Agreement dated as of May 9, 2005, by and between you and the Company (as amended December 1, 2005 and October 22, 2006, the “Employment Agreement”) and otherwise amends the Employment Agreement as set forth herein. After the Closing, the Employment Agreement, as modified by this Retention Agreement, and your Indemnification Agreement with the Company shall continue in full force and effect. All capitalized terms used but not defined in this Retention Agreement shall have the meanings assigned to them in the Employment Agreement. Acquirer hereby assumes and agrees to perform the Employment Agreement, as modified by this Retention Agreement. By signing this Retention Agreement and the enclosed Oracle agreements, you acknowledge and agree that your acceptance of this offer does not constitute Good Reason under the Employment Agreement.

Mr. Michael Cullen

October 22, 2006

You have agreed to continue your employment with the Acquirer following the consummation of the Merger in consideration of the following agreement:

1.	Salary and Target Bonus. Your annualized base salary will be $225,000 (the “Base Salary”), and your annualized target bonus will be $135,000 (the “Target Bonus”), subject to the terms and conditions of the applicable Acquirer’s bonus plan.

2.	Benefits.

a.	You and your family will be eligible for and entitled to participate in benefit plans maintained by Acquirer for similarly situated employees, subject to applicable terms and conditions thereof.

b.	You will also be entitled to take vacation, without reduction in Base Salary or Target Bonus, at such times and intervals as shall be determined by you subject to Acquirer’s vacation policies.

3.	Amount of Retention Bonus. To show our appreciation of your contribution to the success of the Merger and the integration of our companies, in addition to any other compensation that you may earn, Acquirer will pay you, subject to certain terms and conditions set forth herein, the sum of $360,000 as a “Retention Bonus”, which will be payable in equal installments of $90,000 on each of the first four six-month anniversaries of Closing (each, a “Retention Date”), subject to your remaining employed with Acquirer on the applicable Retention Date. Payment of your Retention Bonus will be subject to all applicable payroll withholdings and deductions. Except as otherwise set forth in Section 4 of this Retention Agreement, if your Employment Relationship is terminated by you or by Acquirer for any reason, with or without Cause or Good Reason, before a Retention Date, you will not receive any amount of the applicable Retention Bonus, in whole or in part, pro-rated or otherwise.

4.	Termination of Employment.

a.	Following the Merger, your Employment Relationship will be on an “at-will” basis, notwithstanding any provision of this Retention Agreement or the Employment Agreement, which means that either you or Acquirer has the right to terminate your Employment Relationship at any time with or without Cause or Good Reason and with or without notice. You will not owe Acquirer any money under this Retention Agreement or the Employment Agreement if you elect to terminate your Employment Relationship at any time.

b.	Except as set forth in clause (c) below, if, at any time, your Employment Relationship is terminated by you or by the Acquirer, then Acquirer shall be obligated to pay you only all earned compensation (including accrued but unused vacation) due and owing through the last day you actually worked in accordance with applicable state and federal laws. Thereafter, all of the Acquirer’s obligations under this Retention Agreement shall cease, except as otherwise expressly provided herein, and you will not be entitled to any portion of the Retention Bonus, pro-rated or otherwise.

Mr. Michael Cullen

October 22, 2006

c.	As set forth in Paragraph 8(C) of your Employment Agreement, if your Employment Relationship is terminated within 24 months following the Closing Date by you for Good Reason (as defined below) or by Acquirer without Cause, you will receive the amounts and benefits set forth in Paragraph 8(C) of the Employment Agreement, subject to you meeting the conditions (including the release) set forth in the Employment Agreement and reduced by the amount of any Retention Bonus previously paid to you.

d.	If your Employment Relationship is terminated within 24 months following the Closing Date as a result of your death or disability as set forth in Section 7(A) of your Employment Agreement, you (or your estate) will receive any remaining unpaid portion of the Retention Bonus.

e.	For purposes of this Retention Agreement and the Employment Agreement, “Good Reason” means: (i) the Acquirer’s requiring you to be based at any place outside a 60-mile radius of the location of the Company’s corporate headquarters as of the date of this Retention Agreement, except for reasonably required travel; (ii) a reduction in Base Salary or Target Bonus (other than an immaterial mistake not cured within 14 business days of written notice by you to the Company of such mistake); (iii) any material breach by Acquirer of any material provision of the Employment Agreement, as modified by this Retention Agreement; or (iv) the failure of Acquirer to obtain an agreement from ay Successors and Assigns (other than as a result of the Merger) to assume and agree to perform the Employment Agreement, as modified by this Retention Agreement.

5.	Section 280G Payments. Acquirer hereby acknowledges that it will be responsible for any Gross-Up Payment and other payments set forth in Paragraph 8(D) of the Employment Agreement.

6.	Section 409A.

a.

In the event that the Acquirer determines that any payments to which you become entitled under this Retention Agreement, or any agreement or plan referenced herein, in connection with the termination of your Employment Relationship constitute deferred compensation subject to Section 409A (“Section 409A”)of the Internal Revenue Code of 1986, as amended (the “Code”), the Acquirer promptly shall inform you of such determination and you may request a delay in the receipt of any payments to be made pursuant to this Retention Agreement. Acquirer will agree to such delay upon receipt of a written request from you. During any period that payment or payments to you are deferred pursuant to this Paragraph, you shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank,

Mr. Michael Cullen

October 22, 2006

N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph (together with accrued interest thereon) shall be paid to you or your beneficiary in one lump sum.

b.	If Acquirer determines that Code Section 6041(g) or Code Section 6051(a)(13) require it to report any deferrals to you, prior to filing any such report with the Internal Revenue Service or withholding any tax relating to Section 409A, Acquirer will deliver to you a draft of the applicable tax returns Acquirer proposes to file reporting such deferrals or withholding such tax (the “Information Returns”). You will have ten (10) business days in which to approve such Information Returns, which approval shall not be unreasonably withheld. Acquirer and you shall confer and use our mutual best efforts to resolve any disputes concerning such draft Information Returns. In the event that Acquirer and you are unable to reach agreement regarding any provision after attempting in good faith to do so for a period of ten (10) Business Days, then such dispute shall be submitted to an Accounting Firm, and the decision of such firm regarding such dispute shall be binding on the parties.

c.	If after the application of paragraphs (a) and (b) of this Paragraph any payments made pursuant to this Retention Agreement would be made in violation of Section 409A, you shall have the absolute right to request Acquirer to amend the Retention Agreement in the manner resulting in the smallest economic impact to Acquirer without reducing the value of any rights or benefits payable to you unless you consent to such reduction and without increasing the amount payable by the Acquirer.

7.	Indemnification. The terms of your Indemnification Agreement with the Company shall remain in effect after the Closing Date.

8.	Choice of Law; Arbitration. Paragraphs 19 and 20 of the Employment Agreement shall apply to this Retention Agreement.

9.	Entire Agreement. Your signature below acknowledges that you have not relied on any promises or representations concerning the subject matter hereof not contained in the Employment Agreement or this Retention Agreement and/or the documents referenced herein. The terms of this Retention Agreement may be changed, amended, or superseded only by an agreement in writing signed by you and an officer of Acquirer.

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To indicate your acceptance of this Retention Agreement, please sign where indicated below.

Sincerely,

ORACLE SYSTEMS CORPORATION		METASOLV SOFTWARE, INC.

By:	/s/ Daniel Cooperman	By:	/s/ Jonathan K. Hustis
Name:	Daniel Cooperman	Name:	Jonathan K. Hustis
Title:	General Counsel, Senior Vice President and Secretary	Title:	EVP-Legal Counsel/General Counsel

READ, UNDERSTOOD & AGREED:

/s/ Michael Cullen
Printed Name: Michael Cullen

Dated: October 22, 2006